Exhibit 4.8.7
SIXTH SUPPLEMENTAL INDENTURE

DATED AS OF JANUARY 11, 2018

To

INDENTURE

dated as of July 7, 2016

among

MOLSON COORS BREWING COMPANY, as Issuer

THE GUARANTORS NAMED THEREIN, as Guarantors

and

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee
THIS SIXTH SUPPLEMENTAL INDENTURE, dated as of January 11, 2018 and effective as of January 1, 2018 (this “Sixth Supplemental Indenture”), to the Indenture dated as of July 7, 2016 (the “Original Indenture”), as supplemented by the First Supplemental Indenture thereto dated as of July 7, 2016, the Second Supplemental Indenture thereto dated as of July 7, 2016, the Third Supplemental Indenture thereto dated as of August 19, 2016, the Fourth Supplemental Indenture thereto dated as of September 30, 2016 and the Fifth Supplemental Indenture thereto dated as of October 11, 2016 (collectively, the “Supplemental Indentures” and, together with the Original Indenture and this Sixth Supplemental Indenture, the “Indenture”), is among Molson Coors Brewing Company, a Delaware corporation (the “Company”), MillerCoors USA LLC, a Delaware limited liability company (the “New Guarantor”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as Trustee (the “Trustee”).
WHEREAS, Section 16.6 of the Original Indenture provides the Trustee shall execute and deliver an appropriate instrument, including a supplemental indenture, evidencing a release of a guarantee pursuant to the terms thereunder;
WHEREAS, Section 16.6 of the Original Indenture provides that a Guarantor shall automatically be deemed released from all obligations under Article XVI of the Original Indenture,

if at any time when no Default or Event of Default has occurred and is continuing with respect to Securities of any series so guaranteed, such Guarantor no longer guarantees (or which Guarantee is being simultaneously released or will be immediately released after the release of the Guarantor) the Debt of the Company under (A) the Company’s then existing primary credit facility; (B) the Existing Notes; and (C) the Additional Debt;
WHEREAS, each of MillerCoors Holdings LLC, MC Holding Company LLC and Jacob Leinenkugel Brewing Co., LLC has been released as a guarantor under certain Subsidiary Guarantee Agreement, dated as of July 7, 2017 (as amended, restated, supplemented or otherwise modified from time to time), in connection with the Company’s revolving credit facility, and shall automatically be deemed released from all obligations under Article XVI of the Original Indenture, together with the concurrent automatic release under the Supplemental Indentures herein;
WHEREAS, Section 14.1(k) of the Original Indenture provides that the Company, the Guarantors (as defined in the Original Indenture) and the Trustee may amend or supplement the Indenture without notice to or consent of any Securityholder to add guarantors with respect to any series of Securities, including any Guarantors;
WHEREAS, the Company desires to add the New Guarantor as a Guarantor under the Indenture;
NOW, THEREFORE, THIS SIXTH SUPPLEMENTAL INDENTURE WITNESSETH:
That the parties hereto hereby agree as follows:
Section 1.     Defined Terms; Rules of Interpretation. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Indenture. The rules of interpretation set forth in the Indenture shall be applied hereto as if set forth in full herein.
Section 2.    Release of Certain Guarantors. The Trustee hereby acknowledges that the Guarantee of each of MillerCoors Holdings LLC, MC Holding Company LLC and Jacob Leinenkugel Brewing Co., LLC has been automatically released on the date hereof and that each of MillerCoors Holdings LLC, MC Holding Company LLC and Jacob Leinenkugel Brewing Co., LLC has no further obligations under the Indenture, the Notes or the Guarantee and is no longer a Guarantor.
Section 3.    Addition of Guarantor. The New Guarantor hereby agrees to guarantee payment of the Securities as a Guarantor, on the same terms and conditions as those set forth in Article XVI of the Original Indenture.

Section 4.    Ratification of Original Indenture: Supplemental Indentures Part of Original Indenture. Except as expressly amended or supplemented hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Sixth Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder of any Securities heretofore or hereafter authenticated and delivered pursuant thereto shall be bound hereby. Except only insofar as the Original Indenture may be inconsistent with the express provisions of this Sixth Supplemental Indenture, in which case the terms of this Sixth Supplemental Indenture shall govern and supersede those contained in the Original Indenture, this Sixth Supplemental Indenture shall henceforth have effect so far as practicable as if all the provisions of the Original Indenture were contained in one instrument.
Section 5.    Counterparts. This Sixth Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
Section 6.    Governing Law. This Sixth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.
Section 7.    Concerning the Trustee. In carrying out the Trustee’s responsibilities hereunder, the Trustee shall have all of the rights, protections, and immunities which the Trustee possesses under the Indenture. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Sixth Supplemental Indenture.

IN WITNESS WHEREOF, the parties have caused this Sixth Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

MOLSON COORS BREWING COMPANY By: /s/ E. Lee Reichert Name: E. Lee Reichert Title: Deputy Chief Legal Officer and Secretary
GUARANTOR:	MILLERCOORS USA LLC By: /s/ E. Lee Reichert Name: E. Lee Reichert Title: Assistant Secretary

[Signature Page to Sixth Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee
by DEUTSCHE BANK NATIONAL TRUST COMPANY
By: /s/ Irina Golovashchuk
Name: Irina Golovashchuk
Title: Vice President
By: /s/ Debra A. Schwalb
Name: Debra A. Schwalb
Title: Vice President

[Signature Page to Sixth Supplemental Indenture]